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                                                                 EXHIBIT 10.41.1

                                 FIRST AMENDMENT

     That certain Lease dated March 31, 1995, by and between Chamberlain Development, L.L.C., an Arizona limited liability company, as Lessor, and MicroAge Computer Centers, Inc., a Delaware corporation and subsidiary of MicroAge, Inc., as Lessee, is hereby amended as follows:

     1. Paragraph 1.5 shall be amended such that the Base Rent shall be increased from $58,580.00 to $65,050.00.

     2. Paragraph 57 shall be amended such that the Tenant Improvement allowance shall be increased to $1,000,000.00 (inclusive of the amount of additional commission due to Broker on the Lease pursuant to this First Amendment). In the event that Lessee's tenant improvements are more than $500,000 but less than $1,000,000, Lessee shall be entitled to a reduction in rent equal to 15.5% per annum of the difference between the actual cost and $1,000,000). In the event that Lessee's tenant improvements are less than $500,000, Base Rent shall be calculated as provided in the original Lease. For example:

           (a) If Tenant's requested tenant improvements are $950,000, the additional commission due Broker will be $31,597.13, the total tenant improvements will be $981,597.13 and the revised Base Rent will be $64,812.18.

           (b) If Tenant's actual Tenant Improvements are $450,000.00, the revised Base Rent will be $58,163.00.

All other terms and conditions remain unchanged.

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of August 29, 1995.

CHAMBERLAIN DEVELOPMENT, L.L.C.          MICROAGE COMPUTER CENTERS, INC.

By: /s/ James M. Chamberlain             By: /s/ Alan R. Lyons
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James M. Chamberlain, Member             Printed Name: Alan R. Lyons
                                         Its: Vice President
By: /s/ Patsy L. Chamberlain
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Patsy L. Chamberlain, Member